Sizeler Property Investors, Inc.

News Release

For additional information contact:

Thomas A. Masilla, Jr., President

504/471-6200

SIZELER PROPERTY INVESTORS, INC REPORTS

2004 OPERATING RESULTS

COMPANY MOVING FORWARD TO ENHANCE LONG TERM POTENTIAL BY

REPOSITIONING REAL ESTATE PORTFOLIO INTO GROWTH MARKETS

NEW ORLEANS, LOUISIANA—February 4, 2005—Sizeler Property Investors, (NYSE: SIZ) today announced 2004 annual and fourth quarter operating results. The Company continued to make important progress in the strategic repositioning of its real estate portfolio which is designed to enhance its performance and, in turn, enhance value to shareholders over the long term. This progress is beginning to be reflected in initiatives undertaken during 2004, the key highlights for which are as follows:

•	Funds from operations totaled $3.2 million in the quarter ended December 31, 2004 and 2003; for the year, funds from operations totaled $10.5 million in 2004 and $11.7 million in 2003;

•	Results included approximately $900,000 of expenses due to hurricane damage sustained by Alabama and Florida properties.

•	Mobile, Alabama, properties increased leased units by 10% to 95.5% at year-end 2004, and overall apartment portfolio increased leased units by 6% to 95.0% as a result of successful efforts to reposition key properties; shopping center leased GLA remained stable at 91%;

•	Two new apartment developments in 2004 contributed to an increase in apartment revenues.

•	$17.9 million gain, on which the Company had no tax liability, from the sale of Lakeview Club Apartments in Florida;

•	Reduction in total indebtedness of approximately $40.5 million from proceeds of Lakeview Club sale.

For the three months ended December 31, 2004, net income totaled approximately $18.0 million. Of this amount, $17.8 million, or $1.35 per share, was available to common shareholders, compared to net income available to common shareholders of $248,000 or $0.02 per share, earned for the same period a year ago. The remaining net income of approximately $205,000 was available to preferred shareholders in both 2004 and 2003.

This increase in net income includes the previously mentioned gain of approximately $17.9 million on the sale of Lakeview Club Apartments, a 443-unit apartment community located in Fort Lauderdale (Oakland Park), Florida owned by the Company since 1994. The Lakeview Club transaction helps to reposition the company’s real estate portfolio, key elements of which include:

•	Selected realization of appreciated asset values in the Company’s portfolio;

•	Reduction of the Company’s outstanding debt;

•	Generation of additional funds to invest in properties to be acquired or developed and in existing properties;

•	Efforts to achieve a greater balance between shopping centers and apartments within the portfolio;

•	A greater focus on more rapidly growing markets within the Company’s geographic markets.

The Company had a net investment book value in Lakeview Club Apartments of approximately $23.2 million at the time of sale. The net proceeds of the transaction—completed on December 30, 2004—were used to reduce the Company’s total debt by approximately $40.5 million, comprised of a reduction in long-term mortgage debt of approximately $16.0 million and floating rate bank debt of approximately $24.5 million. This transaction contributed to the increase in Shareholders Equity at December 31, 2004 to approximately $98.9 million. No director, officer or other related party of the Company participated in the transaction.

Operating revenue for the three months ended December 31, 2004 totaled $13.4 million, compared to $12.7 million earned a year ago. Operating revenue for the 2004 quarter was positively affected by the delivery of apartment units in two development projects during 2004 as well as an overall improvement in the level of apartment occupancy in 2004 over levels achieved in 2003. Operating costs in the 2004 quarter were $4.8 million, compared to $4.9 million in 2003, as described below. The decrease in operating costs in the fourth quarter of 2004 is attributable to lower real estate taxes and insurance costs offset by the addition of operating costs from the two development projects and higher utility costs, as well as the provision of an additional expense of approximately $100,000 due to damage sustained by the Company’s Alabama and Florida properties in late September 2004 from multiple hurricanes.

As previously reported, the Company’s properties sustained non-structural damage from these storms including costs for storm preparation as well as losses from actual damage and storm clean-up. The Company has insurance to cover such events. At year-end 2004, the affected properties were all operating while the Company completed repairs. The Company estimates its out-of-pocket cash exposure to the deductible under its insurance policies to be approximately $1.7 million. After taking into account existing book values of assets, capitalization policies and the expense taken in the third quarter of 2004 of approximately $800,000, the Company provided an additional $100,000 in expense in the fourth quarter of 2004 as more conclusive information became available on the cost of repairs. Therefore, included in other operating costs for the full year of 2004 is a total of approximately $900,000 in expense due to hurricane damage. The final charge to expense, however, is subject to the Company’s final cost assessment of required repairs as well as settlement of the insurance claim.

Administrative expenses increased approximately $300,000 in the 2004 quarter compared to the same period in 2003 due to the effect of lower payroll costs resulting from restructuring of staffing levels to achieve efficiencies in operations and by higher accounting and legal fees due to compliance requirements of the Sarbanes-Oxley Act and other new regulations as well as lower capitalized costs from new development projects. Interest expense increased approximately $500,000 in the 2004 quarter due primarily to higher average outstandings on the Company’s lines of credit during the quarter, higher interest rates in a rising rate environment and lower amounts of interest capitalization related to new development projects.

Non-cash depreciation expense increased approximately $300,000 to $3.2 million in the 2004 quarter from $2.9 million in the same period in 2003 due primarily to the delivery of apartment units from the two development projects.

For the three months ended December 31, 2004 and 2003, basic funds from operations available to common shareholders totaled $3.2 million. On a per share basis, basic funds from operations available to common shareholders was $0.24 on weighted average shares outstanding of 13,197,000 for the quarter ended December 31, 2004, compared to $0.25 on weighted average shares outstanding of 13,089,000 for the same period in 2003.

For the twelve months ended December 31, 2004, net income totaled approximately $16.4 million. Of this amount, $15.5 million was available to common shareholders or $1.18 per share, compared to net income available to common shareholders of $404,000 or $0.03 per share, earned in 2003. The remaining net income of approximately $800,000 was available to preferred shareholders in both 2004 and 2003. The increase in net income is attributable to the detail provided for the three months ended December 31, 2004 earlier in this release.

Operating revenue for the twelve months ended December 31, 2004 totaled $51.4 million, compared to $48.6 million earned in 2003. Operating revenue for 2004 was positively affected by the acquisition of Florida Shores Shopping Center in the retail portfolio and the renting of newly delivered apartment units in two development projects as well as an overall improvement in the level of apartment occupancies in 2004 over 2003. Operating costs increased $1.4 million to $20.1 million in 2004 from $18.7 million in 2003. This increase in operating costs is primarily due to the above described hurricane damage expense of approximately $900,000 with the remainder attributable to the addition of operating costs from the two development projects, higher utility costs and real estate taxes offset by lower insurance costs.

Administrative expenses increased approximately $500,000 for the year of 2004 compared to 2003 due to the effect of lower payroll costs, as described above, and by higher accounting and legal fees for regulatory compliance as well as lower capitalized costs from new development projects and higher health care costs for employees. Interest expense increased approximately $2.2 million in 2004 due to the detail provided for the three months ended December 31, 2004 earlier in this release.

Non-cash depreciation expense increased $1.6 million to $12.7 million in 2004 from $11.1 million in 2003 due primarily to the acquisition of Florida Shores Shopping Center and the delivery of apartment units from the two development projects.

For the twelve months ended December 31, 2004, basic funds from operations available to common shareholders totaled $10.5 million, compared to $11.7 million earned in 2003. On a per share basis, basic funds from operations available to common shareholders was $0.80 on weighted average shares outstanding of 13,167,000 for the twelve months ended December 31, 2004, compared to $0.90 per share on weighted average shares outstanding of 13,086,000 for the same period in 2003.

Retail Portfolio

For the three-month and twelve-month periods ended December 31, 2004, the Company’s retail properties accounted for approximately 57% of total revenue. Retail revenue for the three- and twelve-month periods ended December 31, 2004 totaled $7.6 million and $29.4 million, compared to $7.8 million and $29.6 million in the prior year. The retail portfolio was 91% leased at December 31, 2004 and 2003.

The Company’s retail portfolio consists of sixteen properties containing approximately 2.7 million s.f. of gross leasable area and is composed of three enclosed regional shopping malls and thirteen retail shopping centers, located in Florida and Louisiana.

Apartment Portfolio

For the three-month and twelve-month periods ended December 31, 2004, the Company’s apartment properties accounted for approximately 43% of total revenue. Apartment revenues for the three- and twelve-month periods ended December 31, 2004 totaled $5.8 million and $21.9 million, compared to $4.9 million and $19.0 million in 2003.

The apartment portfolio has experienced a significant increase in the level of leased units in 2004 over 2003. This increase is due in large measure to a market repositioning strategy that encompasses a number of the Company’s existing properties—particularly in the Mobile, Alabama market. This program—begun in 2003, continued in 2004 and expected to continue throughout 2005—is focused on the enhancement of these properties to compete more effectively in the marketplace by gating of communities where possible and the construction of resort style pool facilities adjacent to new and/or renovated leasing centers as well as other new features. Additionally, unit interiors are being repositioned to provide amenity packages which will afford our properties distinct competitive advantages. Although still underway, this strategy has made a major difference in our ability to improve the level of leased apartments as evidenced by the apartment portfolio being 95.0% leased at December 31, 2004 compared to 89.2% leased at December 31, 2003. The Mobile, Alabama apartment properties have demonstrated an even more dramatic improvement from 85.3% leased at the end of 2003 to 95.5% leased at December 31, 2004.

During 2004, two new apartment developments—Governors Gate II and Greenbrier Estates—added 346 new apartment units to the Company’s portfolio. The apartment portfolio consists of fifteen properties containing approximately 3,300 units, located in Florida, Alabama and Louisiana.

Strategic Initiative

The Company continues to view selected appreciated properties in its portfolio, as evidenced by the Lakeview Club transaction, as a prime source of capital to fund the development and acquisition of new assets. The Company is focused on the deployment of additional assets in higher growth markets through development of existing land or newly acquired land, re-development of existing properties and the acquisition of new income producing properties. The Company is presently evaluating additional opportunities for the redeployment of its assets, as well as further reduction of its outstanding debt. The Board remains committed to its long standing strategy of having a balanced portfolio of retail and apartment properties. This commitment is based on the thesis that these property types are counter-cyclical to each other as evidenced by the respective performances of these asset classes over a number of real estate cycles.

Reconciliation of Net Income to Funds from operations:

	Quarter Ended December 31
	2004		2003
	Dollars	Shares	Dollars	Shares
Net income	$18,042	13,197	$453	13,089
Additions:
Depreciation and amortization	3,455		3,124
Partnership depreciation	9		8

	21,506		3,585
Deductions:
Gain on sale of real estate	17,913		—
Minority depreciation	—		15
Preferred dividends	205		205
Amortization costs	171		157

Funds from operations – available to common shareholders	$3,217	13,197	$3,208	13,089

	Twelve Months Ended December 31
	2004		2003
	Dollars	Shares	Dollars	Shares
Net income	$16,363	13,167	$1,223	13,086
Additions:
Depreciation and amortization	13,532		11,978
Partnership depreciation	35		32

	29,930		13,233
Deductions:
Gain on sale of real estate	17,913		—
Minority depreciation	16		59
Preferred dividends	819		819
Amortization costs	669		626

Funds from operations – available to common shareholders	$10,513	13,167	$11,729	13,086

www.sizeler.net

Forward-Looking Statements

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company’s securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company’s properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company’s properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company’s properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) force majeure as it relates to construction and rehabilitation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; (o) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year; and (p) inability of the Company to implement its strategic initiatives for foregoing or other reasons. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.

SELECTED FINANCIAL DATA

(unaudited)

	Quarter Ended December 31		Twelve Months Ended
	2004	2003	2004	2003
Funds from operations available to common shareholders	$3,217,000	$3,208,000	$10,513,000	$11,729,000
Net income	$18,042,000	$453,000	$16,363,000	$1,223,000
Net income allocation
Allocable to preferred shareholders	$205,000	$205,000	$819,000	$819,000
Allocable to common shareholders	$17,837,000	$248,000	$15,544,000	$404,000
Net income	$18,042,000	$453,000	$16,363,000	$1,223,000
Per share:
Basic funds from operations available to common shareholders	$0.24	$0.25	$0.80	$0.90
Net income allocated to common shareholders per share	$1.35	$0.02	$1.18	$0.03
Weighted average shares outstanding	13,197,000	13,089,000	13,167,000	13,086,000
Operating revenue	$13,410,000	$12,663,000	$51,380,000	$48,572,000
Interest expense	$3,445,000	$2,973,000	$13,472,000	$11,318,000
Depreciation and amortization	$3,241,000	$2,912,000	$12,677,000	$11,139,000
Distributions paid	$1,524,000	$3,216,000	$9,505,000	$12,857,000

	December 31
	2004	2003
Real estate investments at cost	$392,327,000	$403,425,000
Total assets	$303,350,000	$315,898,000
Notes payable to banks	$27,958,000	$50,100,000
Convertible subordinated debentures	$56,599,000	$56,599,000
Total liabilities	$204,436,000	$225,044,000
Shareholders’ equity	$98,914,000	$90,854,000

SOURCE Sizeler Property Investors, Inc.

Thomas A. Masilla, Jr., President of Sizeler Property Investors, Inc.

504-471-6200

http://www.sizeler.net